EXHIBIT 10.1
Execution Version

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 26th day of April, 2016 between USP Holdings, Inc. (the "Company") and William P. Kerfin, Jr. (the "Executive") (each of the foregoing individually a "Party" and collectively the "Parties").

WHEREAS, the Executive is currently employed by the Company as the Company's Vice President of Sales pursuant to that certain Senior Management Agreement dated as of March 2, 2015 (as previously amended or supplemented, the "Prior Agreement"); and

WHEREAS, on and after the Effective Date (as defined below), the Company wishes to employ the Executive in the role of President of the Company and the Executive wishes to be so employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Employment. The Executive's employment hereunder shall commence on April 26, 2016, or such other date as may be mutually agreed between the Parties (the "Effective") and end on the date the Executive's employment is terminated pursuant to Section 4 hereof (the "Employment Period"). During the Employment Period, the Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company and its subsidiaries and affiliates and will not engage in (i) any other employment or business activities, or (ii) any other activities for any direct or indirect remuneration that would be harmful or detrimental to the business and affairs of the Company or that would reasonably be expected to interfere with his duties hereunder. The foregoing, however, shall not preclude the Executive from serving on civic or charitable boards or committees, managing personal investments, or engaging in such other activities as the Board of Directors of the Company or its equivalent (such entity, the "Board") or the Chief Executive Officer of Forterra Pipe and Precast LLC (the "CEO") may approve from time to time, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.

2.Position. During the Employment Period, the Executive shall serve as the President of the Company and shall report directly to the CEO. During the Employment Period, the Executive shall also serve in such other capacities as may be reasonably requested from time to time by the Board or the CEO that are consistent with the Executive’s position and shall render such other services for the Company and its affiliates as the Board or the CEO may from time to time reasonably request and as shall be consistent with the Executive's position and responsibilities.

3.Compensation.
(a)Base Salary. During the Employment Period, the Executive shall receive a base salary at a rate of $350,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, and shall be subject to review on an annual basis as determined by the Board or a committee thereof (the "Base Salary").

(b)Annual Bonus. With respect to each fiscal year ending during the Employment Period, in addition to the Base Salary, the Executive will be eligible to earn an annual cash performance bonus based upon the achievement of performance targets established annually by the Board (or a committee thereof), which will consist of an EBITDA-based target and potentially one or more other performance targets, including individual management by objective (MBOs). The target amount for such annual cash performance bonus shall be no less than 75% of Base Salary. Except as otherwise provided in Section 4, in order to receive payment of any earned annual cash performance bonus, the Executive must be continuously employed by the Company or any of its subsidiaries through the date of actual payment. The Executive's annual bonus for any partial or short fisca1 year during the Employment Period shall be pro rated.

(c)Participation in Benefit Plans. During the Employment Period, the Executive shall be entitled to receive all perquisites and participate in all benefit plans, programs and policies maintained by the Company from time to time that are available generally to its similarly-situated senior executives; provided, however, that the Executive's right to receive such perquisites and participate in such plans, programs and policies shall not affect the Company's right to amend or terminate the general applicability of such perquisites, plans, programs and policies. The Company may, in its sole discretion and from time to time, amend, eliminate or establish benefit programs as it deems appropriate.

(d)Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company's applicable expense reimbursement policies and procedures. Any expenses shall be reimbursed promptly in accordance with such policies and procedures.

(e)Vacation. During the Employment Period, the Executive shall be entitled to twenty (20) days' paid vacation each calendar year, pro-rated for any partial years during the Employment Period, to be accrued and cashed out upon any termination of employment pursuant to the Company's vacation policy as in effect from time to time and in all events in accordance with the requirements of applicable state law. The Executive shall make good faith efforts to schedule vacations not to unreasonably conflict with the conduct of the Company's business and shall give the Company adequate notice of the Executive's planned absences.

(f)     Automobile Allowance. The Executive shall be entitled to a monthly car allowance of Seven Hundred Fifty Dollars ($750).

4.Termination of Employment. Subject to the further provisions of this Section 4, the Employment Period and the Executive's employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Executive will be required to give written notice of any termination of the Executive's employment as set forth in this Section 4. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern the Executive's rights to compensation and benefits upon termination of employment with the Company.

(a)Notice of Termination. Any termination or resignation of the Executive's employment by the Company or by the Executive, as applicable, under this Section 4 (other than termination of employment as a result of the Executive's death or Disability (as defined below)) shall be communicated by a written notice (a "Notice of Termination'') to the other Party hereto (i) indicating whether the termination is for or without Cause (as defined below) or the resignation is for or without Good Reason (as defined below), (ii) indicating the specific termination provision in this Agreement relied upon, and (iii) specifying a date of termination (the "Date of Termination"), which, if submitted by the Executive, shall be thirty (30) days following the date of such notice (or the first business day following the last day of the Cure Period, in the case of Executive's resignation for Good Reason), and if submitted by the Company, shall be thirty (30) days following the date of such notice (or the first business day following the last day of the Executive Cure Period, in the case of Company's termination for Cause), or such other date as mutually agreed by the Company and the Executive.

(b)Accrued Rights. Upon a termination of the Executive's employment for any reason, the Company shall pay the Executive (or the Executive's estate) (i) the sum of the Executive's Base Salary through the Date of Termination not theretofore paid (payable within thirty (30) days of the Date of Termination or sooner if so required by applicable law); (ii) any unreimbursed business expenses; (iii) any vacation days that are required to be cashed out in accordance with the requirements of applicable state law; and (iv) any amount arising from the Executive's participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any Disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the "Accrued Rights").

(c)Termination by the Company without Cause or Resignation For Good Reason. If the Executive's employment shall be terminated by the Company without Cause (and not by reason of Executive's death or Disability), or by the Executive for Good Reason, then, in addition to the Accrued Rights, the Company shall (subject to the Executive's execution, within forty-five (45) days following receipt thereof, of a waiver and general release of claims in the form provided by the Company, and such general release of claims becoming effective and irrevocable in accordance with its terms): (i) pay the Executive any annual bonus earned by the Executive pursuant to Section 3(b) for any calendar year completed prior to the Date of Termination that remains unpaid as of the Date of Termination (payable at the same time as annual bonuses are paid to executives generally and in all events by March 15th of the year following the year to which such bonus relates); (ii) pay to Executive, at the time annual bonuses are paid to other Company executives, but no later than March 15 of the year following the year in which the Date of Termination occurs, an annual bonus for the calendar year of termination (based on actual performance for such year) in a lump sum amount pro-rated based on the number of days in the calendar year of termination from January 1st through the Date of Termination; (iii) continue to pay to the Executive, in accordance with the Company's regular payroll practice following the Date of Termination, the Executive's Base Salary for a period of twelve (12) months; and (iv) for a period of twelve (12) months following the Date of Termination, continue to make health coverage available to the Executive under the Company's group insurance plans at the same rate applicable to the Executive immediately prior to the Date of Termination or otherwise reimburse the cost of individual health insurance for such 12-month period; provided, that the Company shall not be obligated to make any such payments described in this Section 4(c) after the date the Executive first violates any of the restrictive covenants set forth in Section 5. Following the Executive's termination of employment by the Company without Cause (and not by reason of Executive's death or Disability), or by the Executive for Good Reason, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(i)"Cause" shall be deemed to exist if any of the following items shall apply: (1) a material breach of any agreement between the Executive and the Company or any affiliate, including, without limitation, a material breach by the Executive of the Executive's obligations under this Agreement or any other agreement between the Executive and the Company or an affiliate; (2) willful misconduct by the Executive in the performance of his duties to the Company or a material violation by the Executive of any written policies of the Company or specific lawful directions of the Board or the CEO; (3) a breach of any fiduciary duty which the Executive owes to the Company or any affiliate in his capacity as an employee or officer; (4) the conviction or plea of guilty or no contest by the Executive with respect to (A) a felony or (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (5) the use of illicit drugs or other illicit substances or the abuse of licit drugs or other substances; or (6) an unexplained absence from work for more than ten (10) days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave, and Disability excepted). In each such case of Cause that is curable, the Company shall provide the Executive with written notice of the grounds for a Cause termination within ninety (90) days of the initial occurrence thereof, and the Executive shall have a period of thirty (30) days to cure after receipt of the written notice (the "Executive Cure Period"). Termination by the Company following the Executive's cure or before the expiration of the Executive Cure Period, provided that such event is curable, shall constitute a termination without Cause. If the alleged Cause event has not been cured at the end of the Executive Cure Period, the Company's termination of employment for Cause will be effective on the first business day following the last day of the Executive Cure Period.

(ii)"Good Reason" shall be deemed to exist if, without the Executive's consent: (1) there is a material diminution in the title, duties, responsibilities, or authority of the Executive; (2) there is a reduction in the Executive's then Base Salary (other than as part of a general cost reduction effort consistent with any reduction applicable to all senior executive officers of the Company at the Vice President level or above); (3) there is a reduction in the Executive's target annual cash performance bonus; or (4) the Company requires Executive to relocate Executive's primary residence as a condition of retaining his employment or requires Executive to perform services primarily at offices located more than fifty (50) miles from the place where the Company's principal business office is located as of the Effective Date, other than business travel and attendance at meetings in the course of performing his duties hereunder. In each such case of Good Reason, the Executive shall provide the Company with written notice of the grounds for a Good Reason termination within sixty (60) days of the initial occurrence thereof, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice, if curable (the "Cure Period"). Resignation by the Executive following the Company's cure or before the expiration of the Cure Period, provided that such event is curable, shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Executive must terminate employment within thirty (30) days following the end of the Cure Period.

(d)Termination by the Company for Cause; Resignation Without Good Reason. If the Executive's employment shall be terminated by the Company for Cause or upon the Executive's resignation without Good Reason, the Executive shall only be entitled to receive the Accrued Rights. Following the Executive's termination of employment by the Company for Cause or upon the Executive's resignation without Good Reason, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)Disability or Death. The Employment Period and the Executive's employment hereunder shall terminate immediately upon the Executive's death and may be terminated by the Company if the Executive is (in the good faith judgment of the Board) physically or mentally incapacitated and therefore has been unable for a period of one hundred twenty (120) days in any 365-day period to perform the essential functions of Executive's position. with a reasonable accommodation (such incapacity is hereinafter referred to as "Disability"), in each case, in a manner consistent with applicable state and federal law. Upon termination of the Executive's employment hereunder by reason of his Disability or death, the Executive or the Executive's estate (as the case may be) shall be entitled to receive: (i) the Accrued Rights; (ii) any annual bonus earned by the Executive pursuant to Section 3(b) for any calendar year completed prior to the Date of Termination that remains unpaid as of the Date of Termination (payable at the same time as annual bonuses are paid to executives generally and in all events by March 15th of the year following the year to which such bonus relates); (iii) at the time annual bonuses are paid to other Company executives, but no later than March 15 of the year following the year in which the Date of Termination occurs, an annual bonus for the calendar year of termination (based on actual performance for such year) in a lump sum amount pro-rated based on the number of days in the calendar year of termination from January 1st through the Date of Termination; and (iv) such additional payments, if any, as determined by the Board in its sole and absolute discretion.    Following the termination of the Executive's employment by reason of the Executive's Disability or death, except as set forth in this Section 4(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)Return of Property. Upon cessation of the Executive's employment with the Company for any reason, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate of the Company (or business dealings thereof) that are in the Executive's possession, subject to the Executive's control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any affiliate of the Company during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices, except that the Executive shall be permitted to retain his address books. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate of the Company. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any physical or electronic copies thereof) any business information relating to the Company or any affiliate of the Company that has been or is inadvertently directed to the Executive following the Executive's last day of employment. The provisions of this Section 4(f) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its affiliates, and are not meant to and do not excuse such obligations. Upon the termination of his employment with the Company and its subsidiaries, the Executive shall, upon the Company's request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 4(f). Notwithstanding the foregoing, the Executive is entitled to keep copies of documents pertaining to any employee benefit plans applicable to the Executive, income records to the extent necessary for the Executive to prepare his individual tax returns and records pertinent to any disputed termination of this Agreement or any claim for indemnification from the Company, including a copy of this Agreement.

(g)Resignation of Offices. Promptly following any termination of the Executive's employment with the Company (other than by reason of the Executive's death), the Executive shall be deemed to have resigned from all positions that the Executive may then hold as an employee, officer or director of the Company or any affiliate of the Company.

(h)Further Assurances; Cooperation. Following the termination of the Executive's employment with the Company, the Executive shall execute any and all documents reasonably requested by the Company to secure the Company's right to any Work Product (as defined in Section 5(b)), and the Executive agrees to make himself available as reasonably requested by the Company with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive's employment with the Company and its affiliates (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate of the Company, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall reimburse the Executive for any reasonable travel and other expenses incurred in connection with cooperation provided under this Section 4(h).

5.Restrictive Covenants.
(a)Confidential Information. During the course of the Executive's employment with the Company, the Executive will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Executive agrees that the Confidential Information constitutes a protectable business interest of the Company and its affiliates and covenants and agrees that at all times during the Executive's employment with the Company, and at all times following the Executive's termination, the Executive will not, directly or indirectly, disclose any Confidential Information other than in the good faith performance of his duties hereunder. As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Executive, applicable to or in any way related to: (i) the present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernible from publicly available products or literature; information that the Executive lawfully acquires from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee's own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates. For the avoidance of doubt, nothing in this Agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any state or federal government agency about a potential violation of a state or federal law or regulation.

(b)Intellectual Property Ownership. The Executive hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by the Executive, solely or jointly with others, during the course of performing work for or on behalf of the Company or any affiliate of the Company, whether as an employee or independent contractor, (ii) that the Executive conceives, develops, discovers or makes in whole or in part during the Executive's employment by the Company that relate to the business of the Company or any affiliate of the Company or the actual or demonstrably anticipated research or development of the Company or any affiliate of the Company, or (iii) that the Executive conceives, develops, discovers or makes in whole or in part during or after the Executive's employment by the Company that are made through the use of any of the equipment, facilities, supplies, trade secrets or time of the Company or any affiliate of the Company, or that result from any work the Executive performs for the Company or any affiliate of the Company (collectively, the "Work Product''). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a "work made for hire" as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, the Executive for any reason retains any right, title or interest in or relating to any Work Product, the Executive agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Employment Period, the Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement. The Executive will promptly disclose to the Company any such Work Product in writing.

(c)Agreement Not to Compete. The Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Executive further acknowledges that the Confidential Information is of significant competitive value to the Company in the industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Executive's employment and the benefits provided to the Executive (including, without limitation, the benefits payable to the Executive pursuant to this Agreement), the Executive agrees that during the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Date of Termination (the "Restricted Period"), without the prior written consent of the Company (which consent shall be exercised in the Company's sole and absolute discretion) the Executive shall not directly or indirectly (including. without limitation, as an employee, officer, director, owner, consultant, manager, or independent contractor) engage in or be employed by or otherwise provide services for compensation to any entity engaged in the business of developing, manufacturing, or selling concrete, clay, steel or ductile iron building or water transmission products, including, but not limited to, pipes and bricks within any state, province or region (whether in the United States or in any country) in which the Company, any subsidiary of the Company, or any affiliate of the Company (collectively, the "Company Group") conducts business as of the Date of Termination (a "Competing Business"). The foregoing, however, shall not prevent the Executive's passive ownership of up to five percent (5%) or less of the equity securities of any publicly traded company.

(d)Agreement Not to Solicit Employees. The Executive agrees that during the Restricted Period, the Executive shall not, directly or indirectly, solicit, recruit or hire any person who is as of the Date of Termination (or was within twelve (12) months prior to the Date of Termination) an employee of the Company or an affiliate (provided, however, that the foregoing provision shall not prohibit solicitations made by the Executive to the general public or the Executive's serving as a reference for any such employee upon request).

(e)Agreement Not to Solicit Business Contacts. The Executive agrees that during the Restricted Period, the Executive will not (other than in the good faith performance of his duties hereunder) directly or indirectly (i) solicit or encourage any person or entity who is as of the Date of Termination (or was within twelve (12) months prior to the Date of Termination) a client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company and/or any of its affiliates (each a "Business Contact") to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business

(f)Contact to conduct with anyone else any business or activity conducted or, to the Executive's knowledge, under consideration by the Company and/or any of its affiliates as of the Date of Termination that such Business Contact conducts or could conduct with the Company and/or any of its affiliates.

(g)Non-Disparagement. The Executive shall not disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate with the public generally, or with any of its customers, vendors or employees. The Company shall not (and shall use reasonable efforts to procure that its directors and officers, its affiliates and the respective directors and officers or such affiliates shall not) disparage the Executive in any way that materially and adversely affects him or his reputation. Notwithstanding the foregoing, this Section shall not prohibit either Party from rebutting claims or statements made by any other person.

(h)Enforcement. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 5. The Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by such restraints. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 5, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants.

6.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7.Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm's length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

8.Section 409A of the Internal Revenue Code. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 4 are intended to be made in reliance upon Treas. Reg.§ l.409A l(b)(4) (short-term deferral). No amounts payable under this Agreement upon the Executive's termination of employment shall be payable unless the Executive's termination of employment constitutes a "separation from service" within the meaning of Treas. Reg. § l .409A- 1(h). Furthermore, if the Executive is a Specified Employee (as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A")), with respect to any amount or benefit payable or due by reason of a separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A (after taking into account all applicable exemptions), such amounts or benefits shall not commence until after the end of the six continuous month period following the date of the Executive's separation from service, in which case, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump-sum cash payment on the first day of the seventh month following the date of the Executive's separation from service. The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a ''separate payment" and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § l.409A-3(i)(l)(iv). With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement or provision of in-kind benefits made during the Executive's lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

9.Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

10.Binding Arbitration.
(a)Generally. The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. ("JAMS"), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any Party aggrieved will deliver a notice to the other Party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days' notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a Party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Dallas, Texas.

(b)Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 10(a). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c)Fees and Expenses. Each Party will bear its own expenses and the fees of its own attorney.

(d)Confidentiality. The Parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator's award, the existence of any controversy under this Section 10, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)Waiver. The Executive acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With

Disabilities Act and all similar federal, state and local laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.
(f)Acknowledgment. The Executive acknowledges that before agreeing to participate in this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of the Executive's choice, and that this provision constitutes advice from the Company to do so if the Executive chooses. The Executive further acknowledges that the Executive has agreed to enter into this Agreement of the Executive's own free will, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that the Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 10.

11.Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein. by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations to any affiliate of the Company or to a successor to the business of the Company or all or substantially all of the assets of the Company without the consent of the Executive; provided that the Company shall require any such successor to assume the obligations of this Agreement. The termination of the Executive's employment from the Company in order to become employed by any successor shall not be deemed a termination without Cause and in such event the Executive will not be entitled to any separation pay benefits hereunder. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company to:
USP Holdings, Inc.
c/o Forterra Pipe & Precast, LLC
300 E. John Carpenter Freeway, Suite 800
Irving, TX 75062
Attention: General Counsel

or to such other address as any Party may specify by notice to the other actually received.

14.Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter, including, without limitation, the Prior Agreement.
15.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
16.Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
17.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the date first set forth above.
EXECUTIVE

/s/ William P. Kerfin, Jr.
William P. Kerfin, Jr.

COMPANY
USP Holdings, Inc.

/s/ Jeff Bradley
Name:     Jeffrey K. Bradley
Its:     President

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT